Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Akari Therapeutics, Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2) (3)

Equity	Ordinary Shares, $0.0001 par value per share (1)	Rule 457(c)	21,564,862,000	$0.001767025	$38,105,650.28	0.0001476	$5,624.39

Total Offering Amounts							$5,624.39

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$5,624.39

(1)

Consists of 10,782,431 American Depositary Shares, or ADSs, representing 21,564,862,000 ordinary shares, par value $0.0001 per share, or ordinary shares, of Akari Therapeutics, Plc, or the Registrant, consisting of (i) 947,868 ADSs issued to certain selling shareholders in a private placement, or the December Private Placement; (ii) 1,320,614 ADSs issued to certain selling shareholders in a private placement, or the March Private Placement; (iii) 132,061 ADSs issuable upon the exercise of placement agent warrants issued in connection with the March Private Placement; (iv) 4,029,754 ADSs issued to certain selling shareholders in a private placement, or the May Private Placement; (v) 4,029,754 ADSs issuable upon the exercise of warrants issued pursuant to the May SPA; and (vi) 322,380 ADSs issuable upon the exercise of placement agent warrants issued in connection with the May Private Placement. Ordinary shares may be in the form of ADSs. ADSs issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-185197). Each ADS represents the right to receive 2,000 ordinary shares.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s ADSs on September 5, 2024 as reported on the Nasdaq Capital Market, adjusted for ADS to ordinary share ratio.